Exhibit 10.13

Employment Agreement

between

Aebi Schmidt Holding AG

Schulstrasse 4

CH-8500 Frauenfeld

(hereinafter referred to as the “Employer”)

and

Thomas Schenkirsch

[REDACTED]

8004 Zurich

(hereinafter referred to as the “Head Group Strategic Development”)

I.	Position of the HEAD GROUP STRATEGIC DEVELOPMENT

1.	The HEAD GROUP STRATEGIC DEVELOPMENT reports to the GROUP CEO of the Employer and is a member of the Group Management Board.

2.	The HEAD GROUP STRATEGIC DEVELOPMENT may bind the Employer with respect to third parties subject to the dual signature requirement.

II.	Tasks and Duties of the HEAD GROUP STRATEGIC DEVELOPMENT

3.	The HEAD GROUP STRATEGIC DEVELOPMENT has overall responsibility for IT, legal, compliance and special projects.

4.	The tasks and duties of the HEAD GROUP STRATEGIC DEVELOPMENT are based on the requirements, directives and objectives of the GROUP CEO of the Employer.

5.	In all other respects, the competencies and tasks are determined by the general directives and the Organizational Regulations of the Employer. The GROUP CEO and the HEAD GROUP STRATEGIC DEVELOPMENT may also agree on specific duties and/or a job description.

III.	Duties of Loyalty and Care

6.	The HEAD GROUP STRATEGIC DEVELOPMENT must carry out the tasks assigned to him with due care and advance the interests of the Employer. He shall inform the GROUP CEO immediately of any circumstances that are contrary to the interests of the Employer or could cause the Employer to suffer financial or reputational harm. He must comply with the instructions of the GROUP CEO.

7.	In connection with his professional activities, the HEAD GROUP STRATEGIC DEVELOPMENT may, without the express permission of the Employer, only accept gifts, commissions or other benefits of any kind, whether directly or indirectly, to the extent they would be deemed to be customary with respect to business and local practices. The HEAD GROUP STRATEGIC DEVELOPMENT is prohibited from engaging in any active or passive bribery. He must refrain from engaging in any unfair competitive activities with respect to third parties. If he becomes aware of any such attempt by other employees or third parties, he must immediately inform the GROUP CEO.

IV.	Place of Work

8.	The Employer shall determine the place of work. Until further notice, the HEAD GROUP STRATEGIC DEVELOPMENT will carry out the majority of his activities at the Employer’s location in Zurich.

V.	Working Hours and Workload

9.	The HEAD GROUP STRATEGIC DEVELOPMENT shall conform his efforts to the business and tasks to be accomplished.

10.	Consistent with the leadership position of the HEAD GROUP STRATEGIC DEVELOPMENT, no weekly working hours are agreed upon. The HEAD GROUP STRATEGIC DEVELOPMENT shall perform such work as is necessary to achieve the Employer’s objectives. Any and all overtime and extra hours are covered by his salary and do not entitle the HEAD GROUP STRATEGIC DEVELOPMENT to additional compensation or paid time off.

11.	Workload 100%

VI.	Salary

Base Salary

12.	The annual base salary is CHF 260,000 (gross). The annual base salary shall be paid in 12 monthly installments.

Performance Bonus

13.	Upon achievement of performance targets, a bonus pursuant to the Regulation on short-term variable remuneration in the Aebi Schmidt Group will be paid out, taking into consideration the model to be applied to the respective function at issue.

The annual target bonus amounts to CHF 90,000.

The details of the bonus (bonus calculation, performance targets, payments, etc.) are set out in the attached policies, which in their currently valid version, form an integral part of this Employment Agreement.

In the event of a termination by the HEAD GROUP STRATEGIC DEVELOPMENT, the bonus for the current year shall automatically lapse.

In the event of a termination by the Employer, the HEAD GROUP STRATEGIC DEVELOPMENT shall remain in the bonus program until the end of the notice period. If the employer relieves the HEAD GROUP STRATEGIC DEVELOPMENT of his employment duties, the HEAD GROUP STRATEGIC DEVELOPMENT shall no longer be entitled to a bonus as of the date of having been so relieved.

a.	Social Security

14.	Statutory/regulatory employee social security contributions shall be deducted from the annual base salary and the performance bonus.

b.	Expenses

15.	The HEAD GROUP STRATEGIC DEVELOPMENT shall receive the following expense reimbursement: A lump-sum expense reimbursement paid monthly in the maximum amount approved by the competent tax authorities, currently CHF 18,000 –annually. This expense reimbursement is effective as of January 1, 2023.

VII.	Company Vehicle

16.	The HEAD GROUP STRATEGIC DEVELOPMENT shall receive a company car pursuant to the Car Policy Europe.

VIII.	Employee Stock Plan

17.	The Employer has an employee stock participation plan. The HEAD GROUP STRATEGIC DEVELOPMENT will participate in this plan, and this plan forms an integral part of this Employment Agreement.

IX.	Vacation

18.	The HEAD GROUP STRATEGIC DEVELOPMENT is entitled to 25 business days of vacation per year. The HEAD GROUP STRATEGIC DEVELOPMENT’s vacation entitlement shall be prorated for any year in which he joins or leaves the Employer.

The HEAD GROUP STRATEGIC DEVELOPMENT is entitled to a fully paid sabbatical in February 2023 (1 month).

X.	Social Security – Continued Payment of Wages

19.	The Employer shall include the HEAD GROUP STRATEGIC DEVELOPMENT in its social security programs. Applicable laws and the Employer’s policies govern his participation in these programs.

20.	The HEAD GROUP STRATEGIC DEVELOPMENT acknowledges that he has taken (or can take) note of all social security policies and programs of the Employer and that he recognizes them as integral parts of this Employment Agreement.

If the HEAD GROUP STRATEGIC DEVELOPMENT is prevented from working through no fault of his own, the Employer shall pay his salary in accordance with applicable law. To the extent the Employer has insured this risk, the insurance proceeds shall substitute the Employer’s obligation to pay (pursuant to the “Employment Contract Provisions”, see attachments), and the Employer shall be released from any further liability in this regard.

XI.	Executive Insurance

21.	The HEAD GROUP STRATEGIC DEVELOPMENT remains in the Executive Insurance Category 1, Group Management.

XI.	Outside Activities

22.	The HEAD GROUP STRATEGIC DEVELOPMENT shall devote his entire work time and efforts to the service of the Employer. The HEAD GROUP STRATEGIC DEVELOPMENT’s undertaking of other (paid or unpaid) activities must be requested in writing and approved by the GROUP CEO. The HEAD GROUP STRATEGIC DEVELOPMENT also confirms that these activities do not give rise to any conflicts of interest with the duties and obligations of the HEAD GROUP STRATEGIC DEVELOPMENT under this Employment Agreement.

XII.	D&O Insurance

23.	The Employer has taken out D&O insurance for the benefit of the Board of Directors and Group Management.

XIII.	Confidentiality

24.	The HEAD GROUP STRATEGIC DEVELOPMENT confirms that, in his capacity as HEAD GROUP STRATEGIC DEVELOPMENT, he has or will have insight into the production, business and trade secrets as well as clients of the Employer, and that the use and disclosure of such information, including third parties’ knowledge thereof, will materially harm or may materially harm the Employer

25.	The HEAD GROUP STRATEGIC DEVELOPMENT is obligated to keep the business and trade secrets as well as other internal information of the Employer confidential in a comprehensive fashion, both during and after his term of employment. This obligation also extends to the affairs of other companies with which the Employer is economically and organizationally affiliated or cooperates.

26.	The HEAD GROUP STRATEGIC DEVELOPMENT shall treat all confidential documents and other data, including any copies thereof, relating to the Employer and its customers and affiliated companies as strictly confidential. All such documents and data must be returned to the Employer immediately upon termination of employment or destroyed upon the Employer’s instruction.

XIV.	Non-Competition

27.	The HEAD GROUP STRATEGIC DEVELOPMENT shall, in accordance with the following provisions, refrain from any activity that directly or indirectly competes with the Employer, in particular operating or establishing a business that pursues the same purpose as the Employer and/or is in competition with the Employer, being directly or indirectly active in any such business, or investing in any such business, or advising any such business or otherwise providing services to any such business in return for payment or no payment.

28.	This non-competition clause applies:

a.	Duration: during the term of this Employment Agreement and for one year after its termination.

b.	Geographical Scope: In all markets in which the Employer is active, in particular all of Europe and the USA.

c.	Subject Matter Scope: For all businesses in the areas of municipal, airport and agricultural equipment and vehicles.

The Employer may provide for exceptions to this non-competition clause by resolution of the Board of Directors and written notification to the HEAD GROUP STRATEGIC DEVELOPMENT.

29.	In the event of a breach of this non-competition clause, a conventional penalty in the amount of 50% of the annual base salary shall apply. The HEAD GROUP STRATEGIC DEVELOPMENT shall also remain fully liable for any harm in excess of the conventional penalty. The Employer expressly reserves the right to demand removal of the conditions that led to the breach of this non-competition clause even if the conventional penalty is paid.

30.	This non-competition clause also applies to the Employer’s subsidiaries.

XV.	Start, Duration and Termination of the Employment Relationship

31.	This Employment Agreement is effective as of January 1, 2023 and replaces the Employment Agreement dated November 8, 2007.

Either party may terminate this Employment Agreement upon 6 months’ notice, effective as of the applicable month’s end.

Notice of termination must be delivered by certified mail or against confirmation of receipt. The notice of termination must be in the possession of the other party on the last working day before the start of the notice period.

32.	The Employer is entitled, but not obligated, to relieve the HEAD GROUP STRATEGIC DEVELOPMENT from the further fulfillment of his duties during the notice period. In this case, any unused vacation days as well as any other earnings of the HEAD GROUP STRATEGIC DEVELOPMENT achieved during the notice period shall be offset against the Employer’s continued salary payment obligations.

XVI.	Further Provisions

33.	The members of the Executive Board are not subject to the “Agreement of the Engineering Industry” (Vereinbarung der Maschinenindustrie - GAV).

34.	This Employment Agreement is subject to Swiss law. The place of jurisdiction is Zurich.

35.	This Employment Agreement represents the entire agreement between the parties. Amendments to this Employment Agreement must be made in writing and must be signed by both contracting parties in order to be valid.

36.	This Employment Agreement replaces all previous verbal and/or written agreements and employment agreements between the parties.

37.	The enumerated attachments as well as subsequent amendments and/or supplements to these attachments (including verbal amendments and/or supplements) form an integral part of this Employment Agreement.

38.	This Employment Agreement is executed in two copies; each party shall receive one copy of this Employment Agreement.

Place/Date: Zurich, January 18, 2023

Aebi Schmidt Holding AG

/s/ Barend Fruithof	/s/ Roger Weidmann
Barend Fruithof, CEO	Head Group Corporate Services

Place/Date: Zurich, January 16, 2023

/s/ Thomas Schenkirsch

Thomas Schenkirsch

Attachments

●	Employment Contract Provisions

●	the Regulation on short-term variable remuneration in the Aebi Schmidt Group

●	Supplemental expense regulations for executive personnel

●	Code of Conduct

●	Regulations of the BVG Fund of Aebi & Co. AG Burgdorf

●	Pension Fund for the Employees of Aebi & Co. AG Burgdorf

●	Pension Plan Swiss Life

●	Collective Supplementary Pension Provisions Swiss Life

●	IT Security Policy

●	Company Car Policy Europe

●	Privacy Policy for Employees